FOR IMMEDIATE RELEASE: December 22, 2008

PENN TRAFFIC COMPLETES WHOLESALE BUSINESS SEGMENT DIVESTITURE AND ENTERS THE NEW YEAR FOCUSED ON ITS RETAIL GROCERY BUSINESS

-- Lenders provide consent to previously announced $43 million transaction and
$32 million debt pay down--

-- Company secures extension of all credit facilities through April 2010 –

SYRACUSE, N.Y. – The Penn Traffic Company (“Pink Sheets”: PTFC) amended its existing credit agreements and closed the previously announced sale of its wholesale business segment and related accounts receivable to C&S Wholesale Grocers, Inc.

Penn Traffic will be completing the pay down of $32 million, or 62 percent of its outstanding funded debt, by its fiscal year-end, using proceeds from the wholesale divestiture as well as from two recently announced store sales.  Specifically, the company will pay down its $17 million revolving line of credit to zero and approximately $15 million of the company’s $25 million supplemental real estate facility.  The company’s $6 million term loan will continue to remain outstanding.  The company believes these actions will significantly improve availability in excess of outstanding letters of credit.

The company’s lenders have agreed to amendments and waivers to the existing credit agreements and provided the necessary consent to allow Penn Traffic to complete the all-cash transaction and debt pay down.  Penn Traffic has also secured a new extension, through April 2010, of its existing working capital revolver and supplemental real estate facility, which maintain the existing pricing structure.

“Penn Traffic enters the new year as a renewed company, squarely focused on our P&C, Quality and BiLo banners and the consumers they serve,” stated President and Chief Executive Officer Gregory J. Young.  “I am confident that today Penn Traffic is a stronger company with a brighter future than it had one year ago.  Our work continues.  Our team is committed to rebuilding the company during what may be the most challenging recession our industry, communities and customers have faced in generations,” he added.  “The wholesale divestiture and debt reduction we’ve just completed are the latest steps forward, and demonstrate the actions we continue to take as part of our strategy to rebuild the company, restore profitability and position Penn Traffic for long-term success.”

During the past 18 months Penn Traffic has resolved many of its legacy legal and regulatory issues, exited the unprofitable commercial bakery business and lowered corporate administrative expenses.  The company continues to evaluate its retail store portfolio and intends to dedicate resources to investment in remodels, renovations and expansions of certain of its top-performing and highest-potential store locations.

The amendments to the credit agreements will be available as exhibits to a Form 8-K to be filed by the company, which will be available from the Securities and Exchange Commission’s EDGAR database (www.sec.gov/edgar.shtml) and by written request to Penn Traffic, Corporate Secretary, P.O. Box 4737, Syracuse, NY 13221-4737.

About Penn Traffic

The Penn Traffic Company, headquartered in Syracuse, N.Y., owns and operates 91 supermarkets in Upstate New York, Pennsylvania, Vermont and New Hampshire under the P&C, Quality and BiLo banners.  More information on the company may be found at www.penntraffic.com.

Forward Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended, reflecting management’s current analysis and expectations, based on what management believes to be reasonable assumptions. These forward-looking statements include statements relating to our anticipated financial performance and business prospects. Statements preceded by, followed by or that include words such as “believe,” “anticipate,” “estimate,” “expect,” “could,” and other similar expressions are to be considered such forward-looking statements. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: the ability of the company to improve its operating performance and effectuate its business plans; the ability of the company to operate pursuant to the terms of its credit facilities and to comply with the terms of its lending agreements or to amend or modify the terms of such agreements as may be needed from time to time; the ability of the company to generate cash; the ability of the company to attract and maintain adequate capital; the ability of the company to refinance; increases in prevailing interest rates; the ability of the company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the ability of the company to maintain contracts that are critical to its operations; potential adverse developments with respect to the company’s liquidity or results of operations; general economic and business conditions; competition, including increased capital investment and promotional activity by the company’s competitors; availability, location and terms of sites for store development; the successful implementation of the company’s capital expenditure program; labor relations; labor and employee benefit costs including increases in health care and pension costs and the level of contributions to the company sponsored pension plans; the result of the pursuit of strategic alternatives; economic and competitive uncertainties; the ability of the company to pursue strategic alternatives; economic and competitive uncertainties; changes in strategies; changes in generally accepted accounting principles; adverse changes in economic and political climates around the world, including terrorist activities and international hostilities; and the outcome of pending, or the commencement of any new, legal proceedings against, or governmental investigations of the company. The company cautions that the foregoing list of important factors is not exhaustive. Accordingly, there can be no assurance that the company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the company does not intend to update.

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FOR PENN TRAFFIC:

Investors and business/financial media contact Jeffrey Schoenborn of Travers, Collins & Company Investor Relations, 716.842.2222, jschoenborn@traverscollins.com.

Trade and local media contact Chuck Beeler of Eric Mower and Associates, 315.413.4346, cbeeler@mower.com.